Exhibit 16.1

March 31, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Andatee China Marine Fuel Services Corporation (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated March 31, 2015, regarding Item 4.01 Change in Registrant’s Certifying Accountant. We agree with the statements made regarding our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

Friedman LLP

New York, New York